Exhibit 99.1

Company Reports Q2 Revenue of $2.5M with 1.05M Gross profits, and 42% Gross Margins

Hauppauge, NY, August 14, 2024 – AmpliTech Group, Inc. (Nasdaq: AMPG, AMPGW), a designer, developer, and manufacturer of state-of-the-art signal processing components for satellite, Public and Private 5G, and other communications networks, including the design of complete 5G/6G systems and a global distributor of packages and lids for integrated circuits assembly, today announced its financial results for the second quarter ended June 30, 2024. The company plans to host an investor call within two weeks after today.

Q2 2024 Highlights

Revenue of $2.5 million, with gross profits of $1.05M (42%).

The company maintained a healthy gross profit margin of approximately 42% amidst inflationary pressures.

Significant decrease in global demand and recessionary market dynamics continued to be a factor affecting the majority of our customers across all products lines. Semiconductor distribution sales also decreased due to softer international demand, mainly from Hong Kong, which is controlled by China now.

The company reported a loss of $1.57M for Q2 2024, attributable largely to a combination of unexpected lower global and domestic sales, increased corporate expenses and our continuing R&D efforts to obtain licensing and certifications required for the development and market release of the new 5G products.

As of June 30, 2024, we had cash and cash equivalents of $1,014,204, and working capital of $9,995,731.

Our inventory position remains healthy with over $7M of raw materials and finished goods available to support immediate customer needs. The company is ready to serve its customers as normal demand for our products is expected to resume in the upcoming quarters due to an increased stream of RFQ activity in the beginning of the third quarter. The company is securing alternative financing such as advance payments from customers and non-dilutive financing in order to supplement its cash flow and working capital.

Forward-Looking Update

Key Highlights to provide revenue guidance for upcoming quarters:

●	Massive MIMO ORAN 5G 64T/64R cellular radio designed for towers and base stations is in its 3rd month of testing at the OTIC center at Northeastern University, which is powered by AT&T and Verizon. It is the most advanced radio of its kind to replace current 4G LTE and other obsolete equipment and is moving flawlessly towards completion in 2 to 3 months. It is planned for full deployment in public 5G networks by public MNOs (Mobile Network Operators) to fulfill the mandates to provide open, flexible architecture developed mainly by US companies. Amplitech Group is the ONLY US based 5G radio and network equipment provider. This positions the company to replace existing equipment from foreign and Chinese vendors due to security and economic concerns. Furthermore, the company has now positioned itself with a full, end to end, Private 5G products solution. This offering integrates advanced ORAN radios, Central and Distribution Units, Antennas, Core Servers, and a versatile range of FWA (Fixed Wireless Access) devices tailored for diverse deployment scenarios including buildings and residential homes. FWA replaces cable and fiber to the home or business and makes high-speed connectivity virtually cable-free.

AGTGSS’s Private 5G End-to-End Solution is designed to meet the burgeoning demand for reliable and high-performance 5G networks outside traditional cellular infrastructure. By combining state-of-the-art hardware components with expert planning and optimization services, AGTGSS ensures seamless deployment and operation of Private 5G networks, delivering True G Speed Services exceeding 1 gigabit per second performance. The company expects to announce, within the Q3 timeframe, key relationships and initial P5G deployment contracts domestically and abroad.

●	High-performance Satellite Ground station LNBs-_ The company’s core division, AmpliTech Inc, has also made strides with driving demand for its new LNB product lines. Taking advantage of its low noise proprietary technology, these LNB’s provide satellite companies with unparalleled performance. The company has been actively quoting these solutions and expects sales for this product line will match all regular LNA product sales within a year.

●	Cryogenic Power Supplies- The company also recently announced the release of its line of cryogenic power supplies for the Quantum Computing Industry. These new units complement its line of cryogenic amplifiers and are being quoted as a set to interested customers. Our AmpliTech Inc division also obtained orders for its cryogenic amplifiers during this quarter, marking a milestone for the company, as this first order was awarded from a major, leading Quantum Computing company within the US. Currently there are only two manufacturers capable of supplying the required low noise performance under subzero temperatures, with AmpliTech being the ONLYUS domestic manufacturer.

●	Over 100 high-performance Chips for Wireless Industry released- Our AGMDC division has released over 100 SKUs since its inception. All of these configurations are readily available for sale at our online store, https://shop.amplitechinc.com/. Our global distribution partner, CDI which distributes globally and provides local customer service and application support across the Americas, is actively marketing our products which includes obsolete replacement parts, taking advantage of our AGMDC center capability of creating custom parts. Most recently our AGMDC division received and performed custom design for a well-funded space company startup, which the company believes will win their program, which in turn will require hundreds of thousands of MMIC parts to be supplied over the next two years.

●	Key Global Trade Show Participation to promote 5G Suite of products and new disruptive technology- The company will participate in key trade shows to promote and demonstrate its entire product line, from its core LNA product line, to LNB’s, passive components, MMIC related products and its complete end to end solution for Public and Private 5G products which the company believes will drive the company revenues into $40M range within the next two years.

CEO Fawad Maqbool provided his insights on AmpliTech’s financial results and future outlook:

“Despite current economic challenges, our commitment to innovation and quality remains resolute as we continue working to achieve our mission to develop full systems and subsystems for rapidly emerging technology sectors, utilizing AmpliTech’s unique core technology.

Our team has been working relentlessly to develop the lowest noise, lowest power-dissipating amplifiers on the market and these are included in our new 5G and wireless infrastructure products and MMIC designs for the satellite, wireless and 5G markets, including the advanced military and commercial markets. We have also expanded into the design of full-service, true 5G Open Radio Access Network (O-RAN) public and private 5G network deployments. These offerings are cutting-edge, end-to-end solutions.

We’re excited to be bringing these products to market at a time that the 5G infrastructure market is projected to reach $99 billion by 2030, a CAGR of 37% from current levels, according to Industry Research. This tremendous growth outlook reaffirms our belief in the significant potential of our product line to serve this market. Despite the weakening economic trends experienced during this initial six-month period, we remain optimistic about our sales prospects. We anticipate that global demand will bounce back as market conditions improve”.

About AmpliTech Group

AmpliTech Group, Inc., comprising five divisions—AmpliTech Inc., Specialty Microwave, Spectrum Semiconductors Materials, AmpliTech Group Microwave Design Center, and AmpliTech Group True G Speed Services—is a leading designer, developer, manufacturer, and distributor of cutting-edge radio frequency (RF) microwave components and 5G network solutions. Serving global markets including satellite communications, telecommunications (5G & IoT), space exploration, defense, and quantum computing, AmpliTech Group is committed to advancing technology and innovation. For more information, please visit www.amplitechgroup.com

Safe Harbor Statement

This release contains statements that constitute forward-looking statements. These statements appear in several places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, with respect to, among other things, that this technology, including AGTGSS Division’s complete Private 5G End-to-End Solution, will provide seamless deployment and operation delivering True G Speed Services exceeding 1 gigabit per second performance and will lead to further development and work for customers, that the company will be able to achieve revenues within the $40M range within the next two years and that there will be growth in the 5G infrastructure market. The words “may” “would” “will” “expect” “estimate” “anticipate” “believe” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements because of various factors. Other risks are identified and described in more detail in the “Risk Factors” section of the Company’s filings with the SEC, which are available on our website. We undertake no obligation to update, and we do not have a policy of updating or revising these forward-looking statements, except as required by applicable law.

Contacts:

Corporate Social Media	Company Contact:

Twitter: @AmpliTechAMPG	Jorge Flores
Instagram: @AmpliTechAMPG	Tel: 631-521-7831
Facebook: AmpliTechInc	Investors@amplitechgroup.com
Linked In: Amplitech Group Inc

Investor Social Media

Twitter: @AMPG_IR
StockTwits: @AMPG_IR